Exhibit 10.1

MICROS SYSTEMS, INC.
EXECUTIVE RETIREMENT PLAN

ARTICLE 1
PURPOSE

MICROS Systems, Inc. (hereafter called “the Corporation”) recognizes the contributions to its growth and success made by certain key employees and desires to retain the services of such individuals and to assure the Corporation of the continued benefit of their services. Accordingly, the Corporation hereby establishes the MICROS Systems, Inc. Executive Retirement Plan (the “Plan”) to provide retirement benefits to these employees as described herein in order to reward and retain such individuals.

ARTICLE 2
DEFINITIONS AND CERTAIN PROVISIONS

        Administrator. “Administrator” shall mean the Board of Directors or, to the extent designated by the Board, the Committee.

        Annual Benefit. “Annual Benefit” means ten equal annual payments, each of which shall be equal to the product of the Participant’s (i) Final Base Compensation multiplied by (ii) the applicable Benefit Percentage. The first payment of the Annual Benefit shall be made on the date specified in Section 5.1 or 5.2, as applicable, and the last payment will be made on the ninth anniversary of such date.

        Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Article 6.

        Benefit Percentage. “Benefit Percentage” means (i) 18% if the Participant’s employment with the Corporation terminates prior to the date the Participant attains age 63; (ii) 21% if the Participant’s employment with the Corporation terminates on or after the date the Participant attains age 63 but prior to the date the Participant attains age 64; (iii) 24% if the Participant’s employment with the Corporation terminates on or after the date the Participant attains age 64 but prior to the date the Participant attains age 65; or (iv) 30% if the Participant’s employment with the Corporation terminates on or after the date the Participant attains age 65.

        Board of Directors or Board. “Board of Directors” or “Board” means the Board of Directors of the Corporation.

        Change in Control. “Change in Control” means: (i) the acquisition (other than from the Corporation) by any Person, as defined herein, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then-outstanding shares of capital stock of the Corporation (the “Common Stock”), or (B) the combined voting power of the then-outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Stock”); or (ii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Corporation if immediately after such transaction persons who hold 50% of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Common Stock. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than any employee benefit plan sponsored or maintained by the Corporation and by entities controlled by the Corporation or an underwriter of the Common Stock in a registered public offering.

        Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

        Committee. “Committee” means the CompensationCommittee of the Boardof Directors.

        Corporation. “Corporation” means MICROS Systems, Inc., and any successor corporation.

        Date of Employment. “Date of Employment” means, for purposes of determining Years of Service, the date upon which the Participant commenced employment with the Corporation.

        Effective Date. “Effective Date” means August 25, 2004.

        Final Base Compensation. “Final Base Compensation” means the annual base salary, not including annual bonuses, stock option income or other remuneration, the Participant earned over the twelve-month period during which the Participant worked full-time and excluding any periods of leave or other absences, immediately preceding the Participant’s termination of employment with the Corporation. Final Base Compensation shall be determined without regard to any elective reduction thereof resulting from the Participant’s participation in any of the Corporation’s employee benefit plans.

        Participant.     “Participant” means an employee of the Corporation designated on Schedule A hereto.

         Plan. “Plan” means this MICROS Systems, Inc. Executive Retirement Plan, as set forth herein.

        Vested Benefit. “Vested Benefit” means the nonforfeitable Annual Benefit provided under the Plan to a Participant who has satisfied the requirements in Section 4.2 of the Plan.

        Years of Service. “Years of Service” means the total number of completed twelve-month periods duringwhich the Participant was in the continuous employ of the Corporation beginning from the Participant’sDate of Employment.

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1	Duties and Powers of the Administrator. The Administrator shall be responsible for the control, management, operation and administration of the Plan and the proper execution of its provisions. It shall also be responsible for the construction of the Plan and the determination of all questions arising hereunder. In furtherance of the foregoing, the Administrator shall have the sole power, responsibility and discretion (i) to establish, interpret, enforce, amend, and revoke from time to time such rules and regulations for the administration of the Plan and the conduct of its business as it deems appropriate, (ii) to determine the entitlement of Participants and their Beneficiaries to benefits under the Plan, and (iii) to decide any disputes that may arise relative to the rights of the Participants and their Beneficiaries with respect to such benefits. Any action which the Administrator is required or authorized to take shall be final and binding upon each and every person who is or may become interested in the Plan. Notwithstanding anything in the Plan to the contrary, on and after the occurrence of a Change in Control, the Administrator shall not have any discretion in the administration of the Plan, and notwithstanding anything in the Plan to the contrary, any court or tribunal that adjudicates any dispute, controversy or claim in connection with benefits under the Plan will apply a denovo standard of review to any determinations made by the Administrator in the administration of the Plan.

3.2	Expenses. The expenses of administering the Plan shall be paid by the Corporation.

3.3	Claims Administration. In the event that benefits under the Plan are not paid to the Participant, or to his Beneficiary, and such individual feels he is entitled to receive such benefits, then such individual shall make a written claim to the Administrator. The Administrator shall review the written claim within a reasonable time after it is submitted, and if the claim is denied, in whole or in part, the Administrator shall provide written notice of such denial within 90 days of receipt of such claim. Such written notice of denial shall be written in a manner calculated to be understood by the claimant and shall include the following:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action following an adverse determination on review.

Within 60 days after receipt by the claimant of written notice of the denial, the claimant may appeal such denial by filing a written application for review with the Administrator. Such written application shall state the grounds upon which the claimant seeks to have the claim reviewed, and may include written comments, documents, records and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Administrator shall then review the decision, taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, and shall notify the claimant in writing of the results of the redetermination within 60 days of receipt of the application for review. Such written notification shall be written in a manner calculated to be understood by the claimant, and shall include the following:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitle to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action regarding the adverse benefit determination.

3.4	Legal Fees. In the event any Participant or Beneficiary in good faith initiates any dispute, controversy or claim for benefits under the Plan after the occurrence of a Change in Control or after the Participant becomes age 62, provided he or she has no fewer than eight Years of Service, the Corporation shall pay to the Participant or Beneficiary all reasonable legal fees and expenses incurred by the Participant or

Beneficiary in connection with such good faith dispute, controversy or claim. Such payments shall be made within five business days after delivery of the Participant’s or Beneficiary’s written requests for payment accompanied with such evidence of the reasonable fees and expenses incurred as the Corporation may reasonably require.

ARTICLE 4
PARTICIPATION AND VESTING

4.1	Participation. Participation in the Plan shall be limited to those employees of the Corporation specified on Schedule A attached hereto.

4.2	Vesting. A Participant shall not be eligible to receive any benefit under the Plan unless and until the Participant has no fewer than eight Years of Service and either (i) the Participant has attained age 62, or (ii) there is a Change in Control. If a Participant terminates employment with the Corporation prior to satisfaction of the conditions specified in this Section 4.2, such Participant shall not be entitled to receive any benefits under this Plan.

ARTICLE 5
BENEFITS

5.1	Payments of Vested Benefit. The Corporation shall pay to a Participant his Vested Benefit (if any) commencing upon the later of (i) the first business day of the month next following the month in which the Participant’s employment with the Corporation terminates, (ii) the first business day of the month next following the month in which the Participant attains age 62, or (iii) with respect to any Participant who is a “key employee” (as defined in section 416(i) of the Code without regard to paragraph (5) thereof), to the extent required by Code section 409A, the first business day which is six months after such Participant’s separation from service with the Corporation (as determined in accordance with Code section 409A).

5.2	Survivor Benefits. If a Participant dies prior to commencement of the payment of his Vested Benefit (if any) under the Plan, the Corporation will pay to the Participant’s Beneficiary the Participant’s Vested Benefit (if any) beginning on the first business day of the month next following the month in which the Participant dies. If a Participant dies after the commencement of the Participant’s Vested Benefit under the Plan, then any remaining annual payments of the Participant’s Vested Benefit that, but for such death, would have been paid to the Participant shall be paid to the Participant’s Beneficiary.

5.3	Withholding: Unemployment Taxes. To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government.

ARTICLE 6
BENEFICIARY DESIGNATION

6.1	Designation of Beneficiary. Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under the Plan shall be made in the event of Participant’s death prior to complete distribution to Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Corporation during the Participant’s lifetime on a form prescribed by the Corporation.

6.2	Amendment of Beneficiary Designation. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation, unless in the case of divorce, the previous spouse was not designated as Beneficiary, and, unless in the case of marriage, the Participant’s new spouse had previously been designated as Beneficiary. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

6.3	Failure to Designate a Beneficiary. If a deceased Participant failed to designate a Beneficiary as provided herein, or if his Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Vested Benefit, then the remaining amounts (if any) of the Participant’s Vested Benefit shall be paid to the Participant’s estate.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN

The Board of Directors, in its sole discretion, may at any time amend the Plan in whole or in part or in any respect, or may at any time terminate the Plan, provided, however that no amendment or termination shall eliminate or decrease any Vested Benefit theretofore accrued and vested by any Participant prior to such amendment or termination.

ARTICLE 8
MISCELLANEOUS

8.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Corporation, nor shall they be beneficiaries of, or have any rights, claims, or interests in any insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Corporation. Such insurance policies or other assets of the Corporation shall not be held under any trust for the exclusive benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security solely for the fulfilling of the obligations of the Corporation under the Plan. Any and all of the Corporation’s assets and insurance policies shall be, and remain, subject to the general unsecured creditors of the Corporation. The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future.

8.2	Nonassiqnability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.3	Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract for services with any Participant or a legal right to continued employment of any Participant as an employee of the Corporation, nor shall the adoption and continuation of the Plan or designation of any employee of the Corporation as a Participant interfere with the rights of the Corporation to discharge any Participant and to otherwise treat him without regard to the effect which such discharge might have upon him as a Participant.

8.4	Gender Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

8.5	Captions. The captions of the Articles and Sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.6	Validity. In the event any provision of the Plan is held invalid or void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

8.7	Notice. Any notice or filing required or permitted to be given to the Corporation or the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the principal office of the Corporation, directed to the attention of the Secretary of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of the date shown on the postmark on the receipt for registration or certification.

8.8	Applicable Law. To the extent not preempted by Federal law, this Plan shall be governed and construed in accordance with the laws of the State of Maryland other than the conflicts provisions thereof.

8.9	Compliance with Code Section 409A. Notwithstanding anything in this Plan to the contrary, the Plan is intended to meet requirements of Code section 409A, and any provision of the Plan which is inconsistent with Code section 409A shall be disregarded and shall not create any right in any Participant or Beneficiary.

        IN WITNESS WHEREOF, this Plan has been executed this 19th day of November, 2004, to be effective as of the Effective Date.

/s/ John G. Puente Chairman, Compensation Committee